CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Auditors" in the Statements of Additional Information, in Post-Effective Amendment Number 18 to the Registration Statement (Form N-1A, No. 33-61542) of the MegaTrends Fund, the Bonnel Growth Fund, and the Regent Eastern European Fund, each a portfolio of U.S. Global Accolade Funds.

We also consent to the incorporation by reference into the Statement of Additional Information of our report dated December 13, 2000, on the financial statements and financial highlights included in the Annual Report of the U.S. Global Accolade Funds for the period ended October 31, 2000.

                                                           /s/ Ernst & Young LLP

                                                           ERNST & YOUNG LLP


Boston, Massachusetts
February 27, 2001